Exhibit 99

Virginia Commerce Announces Review of Strategic Alternatives

ARLINGTON, Va.--(BUSINESS WIRE)--January 14, 2013--Virginia Commerce Bancorp, Inc. (NASDAQ: VCBI) (the “Company”) today announced that its Board of Directors has initiated a formal review of strategic alternatives to enhance shareholder value, including a possible merger, sale or other form of business combination.

The Company has retained Sandler O’Neill + Partners, L.P. as financial advisors to advise the Board of Directors in its review. The Company has not set a definitive timetable for completion of its evaluation and there can be no assurance that this process will lead to the pursuit, approval or completion of any transaction or other strategic initiative. The Company does not intend to disclose developments regarding this process unless and until its Board of Directors approves a specific transaction or otherwise concludes its review of strategic alternatives.

About Virginia Commerce Bancorp, Inc.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the “Bank”), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, a residential mortgage office and a wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

CONTACT:
Virginia Commerce Bancorp, Inc.
Mark S. Merrill, 703-633-6120
Executive Vice President
Chief Financial Officer
mmerrill@vcbonline.com